EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50051, 333-82069, 333-97569, 333-155273, and 333-167170 on Form S-8 and Registration Statement No. 333-204139 on Form S-3 of our reports dated March 2, 2017, relating to the consolidated financial statements of The Wendy’s Company and subsidiaries, and the effectiveness of The Wendy’s Company and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Wendy’s Company for the year ended January 1, 2017.

/s/ Deloitte & Touche LLP
Columbus, Ohio
March 2, 2017